NEWS RELEASE

The Hartford Announces First Quarter 2025 Financial Results
•First quarter 2025 net income available to common stockholders of $625 million ($2.15 per diluted share) decreased 16% from $748 million ($2.47 per diluted share) over the same period in 2024. Core earnings* of $639 million ($2.20 core earnings per diluted share*) decreased 10% from $709 million ($2.34 core earnings per diluted share) over the same period in 2024.
•Net income ROE for the trailing 12 months of 18.8% and core earnings ROE* of 16.2%.
•Property & Casualty (P&C) written premiums increased by 9% in the first quarter of 2025, driven by Business Insurance and Personal Insurance premium growth of 10% and 8%, respectively.
•Business Insurance first quarter 2025 combined ratio of 94.4 and an underlying combined ratio* of 88.4, consistent with the 2024 period.
•Personal Insurance first quarter 2025 combined ratio of 106.1 and an underlying combined ratio* of 89.7, an improvement of 6.4 points compared with the 2024 period.
•Employee Benefits first quarter net income margin of 7.4% and a core earnings margin* of 7.6%, an improvement from 6.1% in the 2024 period.
•P&C current accident year (CAY) catastrophe (CAT) losses in first quarter 2025 of $467 million, before tax, including losses related to the January 2025 California Wildfire Event of $325 million, net of reinsurance.
•Returned $550 million to stockholders in the first quarter, including $400 million of shares repurchased and $150 million in common stockholder dividends paid.

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest U.S. GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures.
** All amounts and percentages set forth in this news release are approximate unless otherwise noted.

HARTFORD, Conn., April 24, 2025 – The Hartford (NYSE: HIG) today announced financial results for the first quarter ended March 31, 2025.

“The Hartford is off to a strong start in 2025, delivering a trailing 12-month core earnings ROE of 16.2 percent,” said The Hartford’s Chairman and CEO Christopher Swift. “Disciplined underwriting and pricing execution, exceptional talent, and innovative customer-centric solutions continue to drive our performance in a dynamic market environment that included elevated industry-wide catastrophe losses.”

The Hartford's Chief Financial Officer Beth Costello said, “Business Insurance had a strong quarter with top-line growth of 10 percent and an underlying combined ratio of 88.4. Excluding workers’ compensation, pricing grew to 9.9 percent. Personal Insurance achieved 6.4 points of underlying combined ratio improvement. Employee Benefits continued to outperform with a core earnings margin of 7.6 percent. Solid investment performance benefited from attractive new money yields and a diversified portfolio of assets."

Swift continued, “Our business performance is strong across the organization, and we remain steadfast in our commitment to delivering outstanding returns for our shareholders. We are well positioned to sustain our momentum, achieving profitable growth with industry-leading ROEs in 2025 and beyond."

CONSOLIDATED RESULTS:

	Three Months Ended
($ in millions except per share data)	Mar 31 2025	Mar 31 2024	Change
Net income available to common stockholders	$625	$748	(16)%
Net income available to common stockholders per diluted share[1]	$2.15	$2.47	(13)%

Core earnings	$639	$709	(10)%
Core earnings per diluted share	$2.20	$2.34	(6)%

Book value per diluted share	$57.07	$50.23	14%
Book value per diluted share (ex. accumulated other comprehensive income (AOCI))[2]	$65.99	$60.18	10%

Net income available to common stockholders' return on equity (ROE)[3], last 12-months	18.8%	18.5%	0.3
Core earnings ROE[3], last 12-months	16.2%	16.6%	(0.4)
[1] Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[2] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest U.S. GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is common stockholders’ equity including AOCI; for core earnings ROE, the denominator is common stockholders’ equity excluding AOCI

First quarter 2025 net income available to common stockholders of $625 million, or $2.15 per diluted share, declined from $748 million in first quarter 2024, primarily driven by P&C CAY CAT losses of $467 million, before tax, including $325 million, net of reinsurance, related to the January 2025 California Wildfire Event, and a change from net realized gains in 2024 to net realized losses in 2025, partially offset by improvement in the P&C underlying loss and loss adjustment expense ratio*, earned premium growth in Business Insurance, a lower Employee Benefits loss ratio, and higher net investment income.
Included in the first quarter 2025 net income was a benefit of $32 million, before tax, compared with a benefit of $24 million in the 2024 period, from amortization of a deferred gain on retroactive reinsurance related to an adverse development cover for Navigators pertaining to 2018 and prior accident years (Navigator’s ADC).
First quarter 2025 core earnings of $639 million, or $2.20 per diluted share, compared with $709 million of core earnings in first quarter 2024. Contributing to the results were:
•Business Insurance loss and loss adjustment expense ratio of 62.8 compared with 58.3 in first quarter 2024, including 4.8 points of higher CATs and 0.7 points of more favorable PYD. Underlying loss and loss adjustment expense ratio of 56.9 compared with 56.6 in first quarter 2024.
•Personal Insurance loss and loss adjustment expense ratio of 79.1 compared with 76.3 in first quarter 2024, including 14.4 points of higher CATs and 3.4 points of more favorable PYD. Underlying loss and loss adjustment expense ratio* of 62.6 improved 8.1 points from first quarter 2024, largely due to the impact of earned pricing increases and lower frequency in automobile physical damage.
•Net favorable prior accident year development (PYD) in core earnings of $90 million, before tax, in 2025 compared with net favorable PYD of $32 million in core earnings in 2024. Net favorable PYD included in core earnings in first quarter 2025 was primarily driven by reserve reductions in workers’ compensation, homeowners, and personal auto.

•Net investment income of $656 million, before tax, compared with $593 million in first quarter 2024, primarily driven by a higher level of invested assets, reinvesting at higher interest rates, and greater income from limited partnerships and other alternative investments (LPs), partially offset by a lower yield on variable rate securities.
•Employee Benefits loss ratio of 71.9 improved 1.6 points compared with 73.5 in first quarter 2024, with improvement in both the group life and group disability loss ratios.
•An increase in earnings generated by 9% growth in P&C earned premium.
•The P&C expense ratio increased from first quarter 2024, driven by Personal Insurance, which includes higher direct marketing costs, partially offset by a decrease in the Business Insurance expense ratio.

March 31, 2025, book value per diluted share of $57.07 increased 3.6%, from $55.09 at Dec. 31, 2024, principally due to net income in excess of stockholder dividends through March 31, 2025, and a decline in average net unrealized losses on investments in AOCI, partially offset by the dilutive effect of share repurchases.
Book value per diluted share (excluding AOCI) of $65.99 as of March 31, 2025, increased 1.6%, from $64.95 at Dec. 31, 2024, as the impact from net income in excess of stockholder dividends through March 31, 2025, was partially offset by the dilutive effect of share repurchases.
Net income available to common stockholders' ROE (net income ROE) for the trailing 12-month period ending March 31, 2025, was 18.8%, an increase of 0.3 points from March 31, 2024, primarily due to an increase in 12-month trailing net income available to common stockholders.
Core earnings ROE for the trailing 12-month period ending March 31, 2025, was 16.2%, decreasing 0.4 points from March 31, 2024, due to higher average common stockholder's equity excluding AOCI, partially offset by higher trailing 12-month core earnings.

BUSINESS RESULTS:
Business Insurance

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2025	Mar 31 2024	Change
Net income	$477	$573	(17%)
Core earnings	$471	$546	(14%)
Written premiums	$3,686	$3,362	10%
Underwriting gain[1]	$187	$301	(38%)
Underlying underwriting gain[1]	$384	$354	8%

Losses and loss adjustment expense ratio	62.8	58.3	4.5
Expenses	31.3	31.5	(0.2)
Policyholder dividends	0.3	0.3	—
Combined ratio	94.4	90.1	4.3
Impact of catastrophes and PYD on combined ratio	(5.9)	(1.8)	(4.1)
Underlying combined ratio	88.4	88.4	—

Losses and loss adjustment expense ratio
Underlying loss and loss adjustment expense ratio	56.9	56.6	0.3
Current accident year catastrophes	8.4	3.6	4.8
Favorable prior accident year development	(2.5)	(1.8)	(0.7)
Total Losses and loss adjustment expense ratio	62.8	58.3	4.5
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest U.S. GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

First quarter 2025 net income of $477 million compared with net income of $573 million in first quarter 2024, principally due to CAY CAT losses of $280 million, before tax, including $207 million, net of reinsurance, related to the January 2025 California Wildfire Event and a change from net realized gains in 2024 to net realized losses in 2025, partially offset by the impact of earned premium growth, higher net investment income, and more favorable PYD. PYD includes a $32 million, before-tax, benefit due to the amortization of the deferred gain related to the Navigators ADC, compared with a $24 million benefit in 2024.
Business Insurance core earnings of $471 million in first quarter 2025 compared with $546 million in first quarter 2024. Contributing to the results were:
•An underlying loss and loss adjustment expense ratio of 56.9 in first quarter 2025 compared with 56.6 in first quarter 2024.
•9% growth in earned premium.
•Net investment income of $437 million, before tax, compared with $391 million in first quarter 2024.
•Net favorable PYD within core earnings of $51 million, before tax, in first quarter 2024, compared with $32 million of net favorable PYD within core earnings in first quarter 2024. The net favorable PYD in first quarter 2025 primarily includes reserve reductions in workers’ compensation.
Combined ratio of 94.4 compared with 90.1 in first quarter 2024, primarily due to a 4.5 point increase in the loss and loss adjustment expense ratio, including 4.8 points of higher CATs and 0.7 points of more favorable PYD (including 0.2 points of additional favorable development related to the amortization of the deferred gain). Underlying combined ratio of 88.4 was flat with first quarter 2024, primarily due to improvement in the expense ratio offset by a slight increase in the underlying loss and loss adjustment expense ratio.

•Small Business combined ratio of 93.3 compared with 89.0 in first quarter 2024, including 4.2 points of higher CAY CATs and 0.2 points of less favorable PYD. Underlying combined ratio of 89.4 improved from 89.6 in first quarter 2024.
•Middle & Large Business combined ratio of 99.8 compared with 94.0 in first quarter 2024, including 5.3 points of higher CAY CATs and 0.9 points of less unfavorable PYD. Underlying combined ratio of 90.6 compared with 89.2 in first quarter 2024, increased primarily due to slightly higher loss ratios across most lines, as expected, partially offset by improvement in the expense ratio.
•Global Specialty combined ratio of 89.3 compared with 87.8 in first quarter 2024, including 5.4 points of higher CAY CATs and 2.7 points of more favorable PYD. The combined ratio included 0.6 points of more favorable development due to the amortization of the deferred gain related to the Navigators ADC. Underlying combined ratio of 84.0 improved from 85.3 in first quarter 2024, primarily due to a lower loss ratio in global reinsurance and improvement in the expense ratio.
First quarter 2025 written premiums of $3.7 billion were up 10% from first quarter 2024, with increases across the segment, including double-digit growth in Global Specialty, driven in part by renewal written price increases. New business growth was strong across the segment, with double-digit growth in Small Business.

Personal Insurance

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2025	Mar 31 2024	Change
Net income	$5	$34	(85%)
Core earnings	$6	$33	(82%)
Written premiums	$913	$844	8%
Underwriting loss	$(55)	$(13)	NM
Underlying underwriting gain	$93	$32	191%

Losses and loss adjustment expense ratio	79.1	76.3	2.8
Expenses	27.0	25.3	1.7
Combined ratio	106.1	101.6	4.5
Impact of catastrophes and PYD on combined ratio	(16.5)	(5.5)	(11.0)
Underlying combined ratio	89.7	96.1	(6.4)

Losses and loss adjustment expense ratio
Underlying loss and loss adjustment expense ratio	62.6	70.7	(8.1)
Current accident year catastrophes	20.8	6.4	14.4
Favorable prior accident year development	(4.3)	(0.9)	(3.4)
Total Losses and loss adjustment expense ratio	79.1	76.3	2.8
Net income of $5 million in first quarter 2025 compared with $34 million in first quarter 2024, primarily driven by CAY CAT losses of $187 million, before tax, including $118 million, net of reinsurance, related to the January 2025 California Wildfire Event and a higher expense ratio, partially offset by more favorable PYD and improvement in the underlying loss and loss adjustment expense ratio driven by the impact of higher earned premium.
Personal Insurance core earnings of $6 million compared with $33 million in first quarter 2024. Contributing to the results were:
•An underlying loss and loss adjustment expense ratio of 62.6 in first quarter 2025, which improved 8.1 points from 70.7 in first quarter 2024, primarily driven by the impact of earned pricing increases and improvement in automobile physical damage frequency.

•$39 million, before tax, of favorable PYD in first quarter of 2025, compared with $7 million of favorable PYD in first quarter 2024. The net favorable PYD in first quarter 2025 primarily includes reserve reductions in homeowners, automobile liability and physical damage.
•11% growth in earned premium.
•Net investment income of $57 million, before tax, in first quarter 2025 compared with $50 million in first quarter 2024.
Combined ratio of 106.1 in first quarter 2025 compared with 101.6 in first quarter 2024, primarily due to a 2.8 point increase in the loss and loss adjustment expense ratio, including 14.4 points of higher CAY CAT losses, an 8.1 point improvement in the underlying loss and loss adjustment expense ratio, and more favorable PYD of 3.4 points, as well as a higher expense ratio. Underlying combined ratio of 89.7 improved 6.4 points from 96.1 in first quarter 2024, primarily due to improvement in the underlying loss and loss adjustment expense ratio in automobile and homeowners, partially offset by a 1.7 point increase in the expense ratio.
•Personal Automobile combined ratio of 93.5 improved 10.4 points from 103.9 in first quarter 2024. The underlying combined ratio of 96.1 improved 8.3 points from 104.4 in first quarter 2024, primarily due to improvement in the underlying loss and loss adjustment expense ratio driven by the impact of double-digit earned pricing increases as well as lower physical damage claim frequency, partially offset by higher automobile claim severities.
•Homeowners combined ratio of 133.2 compared with 96.2 in first quarter 2024, driven by 45.0 points of higher CAY CATs. The underlying combined ratio of 75.1 improved 1.9 points from 77.0 in first quarter 2024, primarily due to improvement in the underlying loss and loss adjustment expense ratio driven by the impact of double-digit earned pricing, partially offset by higher claim severities.
•The expense ratio of 27.0 increased 1.7 points from first quarter 2024, primarily driven by higher direct marketing costs and, to a lesser extent, a higher commission ratio, partially offset by the impact of higher earned premium.
Written premiums in first quarter 2025 were $913 million compared with $844 million in first quarter 2024, with:
•Renewal written price increases in automobile and homeowners of 15.8% and 12.3%, respectively, in response to elevated but moderating loss cost trends.
•An increase in new business in both homeowners and automobile from the first quarter of 2024, with homeowners increasing by 82% to $62 million and automobile increasing by 13% to $81 million.
•Flat effective policy count retention in both homeowners and automobile due to strong but moderating renewal written price increases.

Employee Benefits

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2025	Mar 31 2024	Change
Net income	$133	$108	23%
Core earnings	$136	$107	27%
Fully insured ongoing premiums	$1,612	$1,585	2%
Loss ratio	71.9%	73.5%	(1.6)
Expense ratio	25.4%	25.4%	0.0
Net income margin	7.4%	6.2%	1.2
Core earnings margin	7.6%	6.1%	1.5
Net income of $133 million in first quarter 2025 increased from $108 million in first quarter 2024, primarily driven by improvements in both the group life and disability loss ratios, higher net investment income, and the impact of higher fully insured ongoing premiums. Core earnings of $136 million, up from $107 million in first quarter 2024, with growth over prior year consistent with the growth in net income.
Fully insured ongoing premiums were up 2% compared with first quarter 2024, including an increase in exposure on existing accounts, new business sales, and persistency in excess of 90%. Fully insured ongoing sales were $381 million in first quarter 2025, compared with $444 million in first quarter 2024, reflecting lower sales for the paid family and medical leave product and fewer large case sales.
Loss ratio of 71.9 improved 1.6 points from first quarter 2024.
•Group life loss ratio of 79.9 improved 2.7 points largely driven by lower mortality.
•Group disability loss ratio of 69.0 improved 1.1 points driven by improvement in the paid family and medical leave product loss ratio, partially offset by higher long-term disability incidence, although favorable to long-term historical averages.
Net investment income of $126 million, before tax, compared with $114 million in first quarter 2024.

Hartford Funds

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2025	Mar 31 2024	Change
Net income	$43	$45	(4)%
Core earnings	$44	$41	7%
Daily average Hartford Funds Assets Under Management (AUM)	$141,834	$131,648	8%
Mutual Funds and exchange-traded funds (ETF) net flows	$(1,432)	$(2,511)	43%
Total Hartford Funds AUM	$138,098	$135,642	2%
First quarter 2025 net income of $43 million compared with $45 million in first quarter 2024, primarily due to the absence of net realized gains in the 2025 period, partially offset by an increase in fee income net of operating costs and other expenses driven by higher daily average Hartford Funds AUM.
Core earnings of $44 million compared with $41 million in first quarter 2024, primarily due to an increase in fee income net of operating costs and other expenses driven by higher daily average Hartford Funds AUM.

Daily average AUM of $142 billion in first quarter 2025 increased 8% from first quarter 2024.
Mutual fund and ETF net outflows totaled $1.4 billion in first quarter 2025, compared with net outflows of $2.5 billion in first quarter 2024.

Corporate

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2025	Mar 31 2024	Change
Net loss	$(41)	$(15)	(173)%
Net loss available to common stockholders	$(46)	$(20)	(130)%
Core loss	$(31)	$(25)	(24)%
Net investment income, before tax	$14	$16	(13)%
Interest expense and preferred dividends, before tax	$55	$55	—%
Net loss available to common stockholders of $46 million in first quarter 2025 compared with $20 million in first quarter 2024, primarily driven by a change from net realized gains in 2024 to net realized losses in 2025, and a lower relative tax benefit in the 2025 period related to the vesting of stock-based compensation awards during the quarter, which also impacted core loss. First quarter 2025 core loss of $31 million compared with a first quarter 2024 core loss of $25 million.

INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2025	Mar 31 2024	Change
Net investment income, before tax	$656	$593	11%
Annualized investment yield, before tax	4.3%	4.1%	0.2
Annualized investment yield, before tax, excluding LPs[1]	4.4%	4.3%	0.1
Annualized LP yield, before tax	3.1%	1.3%	1.8
Annualized investment yield, after tax	3.4%	3.3%	0.1
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest U.S. GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
First quarter 2025 consolidated net investment income of $656 million compared with $593 million in first quarter 2024, primarily driven by a higher level of invested assets, reinvesting at higher interest rates, and greater income from LPs, partially offset by a lower yield on variable rate securities.
First quarter 2025 net investment income, excluding LPs*, of $617 million, before tax, compared to $577 million in first quarter 2024, a 7% increase, driven by a higher level of invested assets combined with an increase in annualized yield.
First quarter 2025 included $39 million, before tax, of LP income as compared with $16 million in first quarter 2024. Annualized LP yield, before tax, of 3.1% improved from 1.3% in first quarter 2024.
Net realized losses of $49 million, before tax, in first quarter 2025 compared with net realized gains of $28 million, before tax, in first quarter 2024, primarily due to valuation declines on equity securities in the 2025 period compared to improvements in the 2024 period, and losses on transactional foreign currency revaluation in first quarter 2025.
Total invested assets of $60.1 billion increased $0.9 billion from Dec. 31, 2024, primarily due to a net increase in book value.

CONFERENCE CALL
The Hartford will discuss its first quarter 2025 financial results on a webcast at 9:00 a.m. EDT on Friday, April 25, 2025. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for March 31, 2025, and the first quarter 2025 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, employee benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com.

The Hartford Insurance Group, Inc. (formerly Hartford Financial Services Group, Inc.), (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read The Hartford’s legal notice.

HIG-F

From time to time, The Hartford may use its website and/or social media channels to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Kate Jorens
860-547-7413     860-547-4066
michelle.loxton@thehartford.com     kate.jorens@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD INSURANCE GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2025
($ in millions)
	Business Insurance	Personal Insurance	P&C Other Ops	Employee Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$3,324	$899	$—	$1,612	$—	$—	$5,835
Fee income	11	8	—	56	260	11	346
Net investment income	437	57	18	126	4	14	656
Net realized losses	(24)	(2)	—	(4)	—	(19)	(49)
Other revenue	1	20	—	—	—	1	22
Total revenues	3,749	982	18	1,790	264	7	6,810
Benefits, losses, and loss adjustment expenses	2,088	711	—	1,199	—	2	4,000
Amortization of DAC	531	68	—	8	—	—	607
Insurance operating costs and other expenses	524	197	2	406	209	14	1,352
Interest expense	—	—	—	—	—	50	50
Amortization of other intangible assets	7	1	—	10	—	—	18
Total benefits, losses and expenses	3,150	977	2	1,623	209	66	6,027
Income (loss) before income taxes	599	5	16	167	55	(59)	783
Income tax expense (benefit)	122	—	3	34	12	(18)	153
Net income (loss)	477	5	13	133	43	(41)	630
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	477	5	13	133	43	(46)	625
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses, excluded from core earnings, before tax	22	2	—	4	—	19	47
Integration and other non-recurring M&A costs, before tax	2	—	—	—	—	—	2
Change in deferred gain on retroactive reinsurance, before tax	(32)	—	—	—	—	—	(32)
Income tax expense (benefit)	2	(1)	—	(1)	1	(4)	(3)
Core earnings (loss)	$471	$6	$13	$136	$44	$(31)	$639

THE HARTFORD INSURANCE GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2024
($ in millions)
	Business Insurance	Personal Insurance	P&C Other Ops	Employee Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$3,048	$813	$—	$1,585	$—	$—	$5,446
Fee income	11	8	—	54	250	10	333
Net investment income	391	50	18	114	4	16	593
Net realized gains	12	1	—	1	5	9	28
Other revenue	—	19	—	—	—	—	19
Total revenues	3,462	891	18	1,754	259	35	6,419
Benefits, losses, and loss adjustment expenses	1,778	620	7	1,204	—	2	3,611
Amortization of DAC	476	60	—	9	—	—	545
Insurance operating costs and other expenses	499	168	2	397	203	14	1,283
Restructuring and other costs	—	—	—	—	—	1	1
Interest expense	—	—	—	—	—	50	50
Amortization of other intangible assets	7	1	—	10	—	—	18
Total benefits, losses and expenses	2,760	849	9	1,620	203	67	5,508
Income (loss) before income taxes	702	42	9	134	56	(32)	911
Income tax expense (benefit)	129	8	1	26	11	(17)	158
Net income (loss)	573	34	8	108	45	(15)	753
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	573	34	8	108	45	(20)	748
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized gains, excluded from core earnings, before tax	(13)	(2)	—	(1)	(5)	(9)	(30)
Restructuring and other costs	—	—	—	—	—	1	1
Integration and other non-recurring M&A costs, before tax	2	—	—	—	—	—	2
Change in deferred gain on retroactive reinsurance, before tax	(24)	—	—	—	—	—	(24)
Income tax expense (benefit)	8	1	(1)	—	1	3	12
Core earnings (loss)	$546	$33	$7	$107	$41	$(25)	$709

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful.
DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this news release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this news release can be found below and in The Hartford's Investor Financial Supplement for first quarter 2025, which is available on The Hartford's website, https://ir.thehartford.com.
Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, as applicable, excluding derivatives book value and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable U.S GAAP measure. A reconciliation of annualized investment yield to annualized investment yield excluding limited partnerships and other alternative investments for the quarterly periods ended March 31, 2025 and 2024 is provided in the table below.

	Three Months Ended
	Mar 31 2025	Mar 31 2024
Annualized investment yield	4.3%	4.1%
Adjustment for income from limited partnerships and other alternative investments	0.1%	0.2%
Annualized investment yield excluding limited partnerships and other alternative investments	4.4%	4.3%

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure. A reconciliation of book value per diluted share to book value per diluted share (excluding AOCI) is provided in the table below.

	As of
	Mar 31 2025	Dec 31 2024	Change
Book value per diluted share	$57.07	$55.09	3.6%
Per diluted share impact of AOCI	$8.92	$9.86	(9.5%)
Book value per diluted share (excluding AOCI)	$65.99	$64.95	1.6%

	As of
	Mar 31 2025	Mar 31 2024	Change
Book value per diluted share	$57.07	$50.23	13.6%
Per diluted share impact of AOCI	$8.92	$9.95	(10.4%)
Book value per diluted share (excluding AOCI)	$65.99	$60.18	9.7%

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:
•Certain realized gains and losses - Generally realized gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
•Restructuring and other costs - Costs incurred as part of a restructuring plan are not a recurring operating expense of the business.
•Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
•Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
•Integration and other non-recurring M&A costs - These costs, including transaction costs incurred in connection with an acquired business, are incurred over a short period of time and do not represent an ongoing operating expense of the business.
•Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
•Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and excluding the deferred gain on retroactive reinsurance and related amortization of the deferred gain from core earnings provides greater insight into the economics of the business.
•Change in valuation allowance on deferred taxes related to non-core components of before tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of before tax income, such as tax attributes like capital loss carryforwards.
•Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.
In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.

Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended March 31, 2025 and 2024, for individual reporting segments can be found in this news release under the heading "The Hartford Insurance Group, Inc. Consolidating Income Statements."
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Employee Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Employee Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Employee Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended March 31, 2025 and 2024, is set forth below.

	Three Months Ended
Margin	Mar 31 2025	Mar 31 2024	Change
Net income margin	7.4%	6.2%	1.2
Adjustments to reconcile net income margin to core earnings margin:
Net realized losses (gains), before tax	0.3%	(0.1)%	0.4
Income tax benefit on items excluded from core earnings	(0.1)%	—%	(0.1)
Core earnings margin	7.6%	6.1%	1.5

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the U.S. GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable U.S. GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods ended March 31, 2025 and 2024 is provided in the table below.

	Three Months Ended
	Mar 31 2025	Mar 31 2024	Change
PER SHARE DATA
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$2.15	$2.47	(13)%
Adjustments made to reconcile net income available to common stockholders per diluted share to core earnings per diluted share:
Net realized losses (gains), excluded from core earnings, before tax	0.16	(0.10)	NM
Integration and other non-recurring M&A costs, before tax	0.01	0.01	—%
Change in deferred gain on retroactive reinsurance, before tax	(0.11)	(0.08)	(38)%
Income tax expense (benefit) on items excluded from core earnings	(0.01)	0.04	NM
Core earnings per diluted share	$2.20	$2.34	(6)%
[1] Net income available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition. A quantitative reconciliation of net income available to common stockholders ROE to core earnings ROE is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized gains and losses, which typically vary substantially from period to period.
A reconciliation of consolidated net income available to common stockholders ROE to consolidated core earnings ROE is set forth below.

	Three Months Ended
	Mar 31 2025	Mar 31 2024
Net income available to common stockholders ROE	18.8%	18.5%
Adjustments to reconcile net income available to common stockholders ROE to core earnings ROE:
Net realized losses excluded from core earnings, before tax	0.8%	0.8%
Integration and other non-recurring M&A costs, before tax	0.1%	0.1%
Change in deferred gain on retroactive reinsurance, before tax	(0.6)%	1.2%
Income tax benefit on items not included in core earnings	(0.1)%	(0.4)%
Impact of AOCI, excluded from denominator of core earnings ROE	(2.8)%	(3.6)%
Core earnings ROE	16.2%	16.6%

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable U.S. GAAP measure. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this news release under the heading "Business Results" for Business Insurance" and "Personal Insurance". A reconciliation of the combined ratio to underlying combined ratio for lines of business within the Company's P&C reporting segments is set forth below.

SMALL BUSINESS

	Three Months Ended
	Mar 31 2025	Mar 31 2024	Change
Combined ratio	93.3	89.0	4.3
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(8.0)	(3.8)	(4.2)
Prior accident year development	4.1	4.3	(0.2)
Underlying combined ratio	89.4	89.6	(0.2)

MIDDLE & LARGE BUSINESS

	Three Months Ended
	Mar 31 2025	Mar 31 2024	Change
Combined ratio	99.8	94.0	5.8
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(8.9)	(3.6)	(5.3)
Prior accident year development	(0.3)	(1.2)	0.9
Underlying combined ratio	90.6	89.2	1.4

GLOBAL SPECIALTY

	Three Months Ended
	Mar 31 2025	Mar 31 2024	Change
Combined ratio	89.3	87.8	1.5
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(8.7)	(3.3)	(5.4)
Prior accident year development	3.4	0.7	2.7
Underlying combined ratio	84.0	85.3	(1.3)

PERSONAL AUTOMOBILE

	Three Months Ended
	Mar 31 2025	Mar 31 2024	Change
Combined ratio	93.5	103.9	(10.4)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(1.2)	(1.0)	(0.2)
Prior accident year development	3.8	1.6	2.2
Underlying combined ratio	96.1	104.4	(8.3)

HOMEOWNERS

	Three Months Ended
	Mar 31 2025	Mar 31 2024	Change
Combined ratio	133.2	96.2	37.0
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(63.7)	(18.7)	(45.0)
Prior accident year development	5.6	(0.5)	6.1
Underlying combined ratio	75.1	77.0	(1.9)

Underwriting gain (loss) - This non-GAAP financial measure is a before tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable U.S. GAAP measure. The Hartford's management evaluates profitability of the Business and Personal Insurance segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities. A reconciliation of net income (loss) to underwriting gain (loss) for the quarterly periods ended March 31, 2025 and 2024, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable U.S GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain for individual reporting segments for the quarterly periods ended March 31, 2025 and 2024, is set forth below.

BUSINESS INSURANCE

	Three Months Ended
	Mar 31 2025	Mar 31 2024
Net income	$477	$573
Adjustments to reconcile net income to underwriting gain:
Net investment income	(437)	(391)
Net realized losses (gains)	24	(12)
Other (expense) income	1	2
Income tax expense	122	129
Underwriting gain	187	301
Adjustments to reconcile underwriting gain to underlying underwriting gain:
Current accident year catastrophes	280	109
Prior accident year development	(83)	(56)
Underlying underwriting gain	$384	$354

PERSONAL INSURANCE

	Three Months Ended
	Mar 31 2025	Mar 31 2024
Net income	$5	$34
Adjustments to reconcile net income (loss) to underwriting loss:
Net investment income	(57)	(50)
Net realized losses (gains)	2	(1)
Net servicing and other income	(5)	(4)
Income tax expense	—	8
Underwriting gain (loss)	(55)	(13)
Adjustments to reconcile underwriting loss to underlying underwriting gain:
Current accident year catastrophes	187	52
Prior accident year development	(39)	(7)
Underlying underwriting gain	$93	$32

Underlying loss and loss adjustment expense ratio - This non-GAAP financial measure is the cost of non-catastrophe loss and loss adjustment expenses incurred in the current accident year divided by earned premiums. The loss and loss adjustment expense ratio is the most directly comparable U.S. GAAP measure. Management believes that the underlying loss and loss adjustment expense ratio is a performance measure that is useful to investors as it removes the impact of volatile and unpredictable catastrophe losses and prior accident year development ("PYD"). A reconciliation of the loss and loss adjustment expense ratio to the underlying loss and loss adjustment expense ratio for the quarterly periods ended March 31, 2025 and 2024, is set forth below.

PROPERTY & CASUALTY

	Three Months Ended
	Mar 31 2025	Mar 31 2024	Change
Loss and loss adjustment expense ratio	66.3	62.3	4.0
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	(8.2)	(2.7)	(5.5)
Underlying loss and loss adjustment expense ratio	58.1	59.6	(1.5)

BUSINESS INSURANCE

	Three Months Ended
	Mar 31 2025	Mar 31 2024	Change
Loss and loss adjustment expense ratio	62.8	58.3	4.5
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	(5.9)	(1.8)	(4.1)
Underlying loss and loss adjustment expense ratio	56.9	56.6	0.3

PERSONAL INSURANCE

	Three Months Ended
	Mar 31 2025	Mar 31 2024	Change
Loss and loss adjustment expense ratio	79.1	76.3	2.8
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	(16.5)	(5.5)	(11.0)
Underlying loss and loss adjustment expense ratio	62.6	70.7	(8.1)

PERSONAL INSURANCE - AUTOMOBILE

	Three Months Ended
	Mar 31 2025	Mar 31 2024	Change
Loss and loss adjustment expense ratio	67.3	79.5	(12.2)
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	2.5	0.5	2.0
Underlying loss and loss adjustment expense ratio	69.9	79.9	(10.0)

PERSONAL INSURANCE - HOMEOWNERS

	Three Months Ended
	Mar 31 2025	Mar 31 2024	Change
Loss and loss adjustment expense ratio	104.3	68.8	35.5
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	(58.1)	(19.2)	(38.9)
Underlying loss and loss adjustment expense ratio	46.3	49.6	(3.3)

SAFE HARBOR STATEMENT
Certain of the statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” and similar references to future periods.
Forward-looking statements are based on management's current expectations and assumptions regarding future economic, competitive, legislative and other developments and their potential effect upon The Hartford Insurance Group, Inc. and its subsidiaries (collectively, the "Company" or "The Hartford"). Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from expectations depending on the evolution of various factors, including the risks and uncertainties identified below, as well as factors described in such forward-looking statements; or in The Hartford’s 2024 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission.
◦Risks Relating to Economic, Political and Global Market Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, foreign currency exchange rates and market volatility; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties;
◦Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development, including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of a pandemic, civil unrest, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of thunderstorms, tornadoes, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the Company’s ability to effectively price its products and policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, including usage-based methods of determining premiums, advancements in certain emerging technologies, including machine learning, predictive analytics, “big data” analysis or other artificial intelligence functions, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing; the Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues; political instability, politically motivated violence or civil unrest, which may increase the frequency and severity of insured losses;
Financial Strength, Credit and Counterparty Risks: risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; capital requirements which are subject to many factors, including many that are outside the Company’s control, such as National Association of Insurance Commissioners ("NAIC") risk based capital formulas, rating agency capital models, Funds at Lloyd's and Solvency Capital Requirement, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; state and international regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risks associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital management, reserving, investments, reinsurance and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the Company’s fair value estimates for its investments and the evaluation of intent-to-sell impairments and allowance for credit losses on available-for-sale securities and mortgage loans; the potential for impairments of our goodwill;
Strategic and Operational Risks: the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber breach or other information security incident, technology failure or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions; risks associated with acquisitions and divestitures, including the challenges of integrating acquired companies or businesses, which may result in our inability to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel, including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; the Company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; the impact of changes in federal, state or foreign tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.
Any forward-looking statement made by the Company in this document speaks only as of the date of this release. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.